Exhibit 4.kkk

CONTRATO DE CESIÓN DE DERECHOS Y OBLIGACIONES DE CONCESION MINERA

EL PRESENTE CONTRATO DE CESION DE DERECHOS Y OBLIGACIONES DE CONCESIONES MINERAS es celebrado en la Ciudad de Chihuahua, Estado de Chihuahua con fecha del 17 de noviembre de 2009. ENTRE:

SR. JAVIER ORPINEL GUERRA, actuando por sus propios derechos, ciudadano mexicano, estado civil soltero, nacido el 25 de febrero de 1931 en Guachochi, Chihuahua, con domicilio en Estrada de Bocanegra No. 1100 – 2 Col. San Felipe, Chihuahua, Chih. CP 31240 (RFC: OIGJ310225) (denominada en lo sucesivo como el "Cedente")

POR LA PRIMERA PARTE

Y:

MINERA MONTERDE, S. DE R.L. DE C.V. sociedad debidamente constituida y en existencia conforme a las leyes de los Estados Unidos Mexicanos, con domicilio para oír y recibir notificaciones en Calle La Salle No. 3230, Fraccionamiento Lomas La Salle Chihuahua, Chih. CP 31214, representada en el presente acto por el SR. GORDON CUMMINGS en su carácter de representante legal con poderes generales para pleitos y cobranzas, actos de administración y dominio (denominada en lo sucesivo como la "Cesionaria");

POR LA SEGUNDA PARTE.

Las partes comparecientes acuerdan la celebración del presente Contrato para estipular los términos y condiciones conforme a los cuales el Cedente cede a la Cesionaria, y la Cesionaria adquiere del Cedente, a título de dueño, el 100% de la titularidad de la Concesión Minera, sujeto a los términos y condiciones del presente Contrato (según se definen adelante).

I.	DECLARACIONES DEL CEDENTE

El Cedente, a través de su representante legal, manifiesta y garantiza lo siguiente:

(a)

El Cedente es 100% titular de la concesión minera título no. 216013 que ampara los derechos mineros sobre el lote minero “San Francisco” con superficie de 30 hectáreas ubicado en la Municipalidad de Guazapares, Chihuahua (denominada en el presente Contrato como las “Concesión Minera”).

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(b)	el cedente posee la capacidad legal y competencia para celebrar el presente acto y para cumplir con todas y cada de las obligaciones y convenios pactados en el mismo.

(c)	la celebración y cumplimiento del presente contrato por parte del cedente no ocasionará el incumplimiento a ningún acuerdo, convenio o instrumento de cualquier naturaleza al que sea parte.

(d)
el cedente reconoce expresamente la legal existencia de la cesionaria y los poderes con los que actúa el representante que comparece en su nombre en el presente acto; que dichos poderes son suficientes conforme a derecho para celebrar el presente acto en nombre y representación de la cesionaria.

(e)
a la fecha de la firma de presente contrato, la concesión minera se encuentra: (a) vigente, (b) en pleno cumplimiento con las obligaciones impuestas por el artículo 27 de la ley minera, y (c) libre de:

(1) gravamen, carga, servidumbre, demanda, derecho o interés jurídico de tercero alguno,

(2) afectación o limitación de dominio alguno,

(3) proceso judicial o arbitral o de cualquier procedimiento que pudiera ocasionar la cancelación, nulidad o insubsistencia de los derechos derivados de las mismas,

(4) los efectos jurídicos de todo contrato de exploración o explotación, opción, promesa de contrato, asociación ilimitada, sociedad o inversión conjunta y de cualquier otro contrato o acto jurídico que pudiera impedir, afectar o prohibir la celebración del presente contrato o el cumplimiento de las obligaciones pactadas en el presente acto, se encuentre o no registrado en el registro público de minería de la dirección general de minas.

(f)
el cedente manifiesta para todos los efectos legales correspondientes que conforme al último párrafo del artículo 69 de la ley minera se tienen por presentados los informes para comprobar la ejecución de las obras y trabajos de exploración y explotación sobre la concesión minera en virtud de que el cedente no ha sido titular de una superficie que en su conjunto ampare hasta un mil (1000) hectáreas.

(g)
el cedente manifiesta que sobre la superficie que ampara la concesión minera no existe pasivo o contingencia ambiental alguna; que a la fecha de la firma del presente contrato no existe, ni existen elementos para que se promueva, procedimiento administrativo o judicial, sanción o sentencia de autoridad alguna relacionado con alguna violación a la normatividad aplicable al medio ambiente o higiene y protección en las minas.

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II.	DECLARACIONES DE LA CESIONARIA

La Cesionaria, a través de su representante legal, manifiesta y garantiza lo siguiente:

(a)	Es una sociedad de responsabilidad limitada de capital variable en existencia y debidamente constituida conforme a las leyes de los Estados Unidos Mexicanos.
(b)	La Cesionaria posee la capacidad legal requerida conforme a derecho para adquirir la titularidad de concesiones mineras ubicadas dentro del territorio de los Estados Unidos Mexicanos, en conformidad con el artículo 11 de la Ley Minera en vigor.
(c)	La celebración y cumplimiento por parte de la Cesionaria de las obligaciones pactadas en el presente Contrato no entrará en conflicto o resultará en incumplimiento de ningún acuerdo, convenio o instrumento de cualquier naturaleza al que sea parte o a cuyo cumplimiento esté obligado o al que esté sujeto.

POR LO TANTO, los comparecientes celebran el presente Contrato de Cesión de Derechos y Obligaciones de Concesiones Mineras en conformidad con las siguientes cláusulas:

1.	CESION.

1.1.     El Cedente en el presente acto cede y transmite a título oneroso a la Cesionaria, y la Cesionaria adquiere de la Cedente a título de dueño, el 100% (Cien por ciento) de la titularidad de la Concesión Minera (título no. 216013) descrita para referencia en la Declaración I(a) anterior, con todo lo que por derecho le corresponda, libre de todo gravamen, carga, demanda, derecho o interés jurídico de tercero alguno y sin reserva de derecho o acción de ninguna naturaleza, con excepción únicamente de la reserva de dominio pactada en la cláusula 3.1. del presente Contrato.

2.	PRECIO

2.1.     El precio pactado por la transmisión del 100% de la titularidad de la Concesión Minera es de US $75,000.00 (Setenta y Cinco Mil Dólares Moneda de Curso Legal en los Estados Unidos de América 00/100) más el Impuesto al Valor Agregado (“IVA”) (el “Precio de Compra”) a pagarse de la siguiente manera:

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(1)
US $15,000.00 (Quince Mil Dólares Moneda de Curso Legal en los Estados Unidos de América 00/100) más IVA a la fecha de la firma y ratificación notarial del presente Contrato. El presente instrumento constituye el recibo de pago a plena satisfacción por parte del Cedente más amplio y perfecto que exista conforme a derecho;

(2)	US $60,000.00 (Sesenta Mil Dólares Moneda de Curso Legal en los Estados Unidos de América 00/100) más IVA a más tardar el 31 de marzo de 2010.

3.	RESERVA DE DOMINIO.

3.1.     El Cedente se reserva el dominio de la Concesión Minera hasta una vez que la Cesionaria cubra el total del Precio de Compra (pactado en la cláusula 2 anterior). La Cesionaria será reconocida como 100% titular de la Concesión Minera, libre de todo gravamen o reserva de derecho alguno, al momento de realizarse el pago total del Precio de Compra. Al realizarse el pago del Precio de Compra el Cedente deberá extender carta de liberación a favor de la Cesionaria de la reserva de dominio pactada en la presente cláusula. No obstante lo anterior, bastará que el Cedente reciba el pago del Precio de Compra para que se realice la liberación automática de la reserva de dominio conforme a la presente cláusula.

4.	INCUMPLIMIENTO.

4.1.     Si en cualquier momento durante la vigencia del presente Contrato una de las partes (en lo sucesivo, la “Parte Incumplida”) incumple cualquiera de sus obligaciones pactadas en el presente Contrato o se encuentra en falsedad de alguna de sus manifestaciones o garantías declaradas en el mismo, cualquiera de las otras partes tendrá el derecho de dar por terminado el presente Contrato, pero sólo si

(a)	dicha parte ha entregado previamente a la Parte Incumplida una notificación de incumplimiento describiendo las particularidades de la obligación a la cual se ha incumplido o la manifestación o garantía falsa, y
(b)	la Parte Incumplida no ha remediado dicho incumplimiento dentro de un término de Treinta (30) días naturales posteriores a dicha notificación o ha comenzado los trámites para remediar dicho incumplimiento mediante pago oportuno o cumplimiento de obligación.

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5.	NOTIFICACIONES.

5.1.      Todos los avisos o notificaciones que deban darse entre las partes como resultado de la aplicación del presente Contrato deberán darse por escrito y deberán ser dirigidos a las partes al domicilio que corresponda a su último domicilio manifestado para efectos de este Contrato, el cual hasta que no exista comunicación por escrito en contrario deberá entenderse que es el señalado en el proemio del presente Contrato. Las partes podrán cambiar sus domicilios mediante notificación por escrito con 10 (Diez) días de anticipación a la otra parte.

5.2.      Todas las notificaciones deberán ser hechas: (i) personalmente, o (ii) mediante medios electrónicos, con confirmación subsiguiente por correo certificado o registrado solicitando la confirmación de recepción correspondiente, o (iii) mediante correo certificado o registrado solicitando la confirmación de recepción correspondiente o mediante servicio de paquetería comercial. Toda notificación será válida y se considerará que ha sido recibida (i) si fue hecha personalmente, en la fecha en la que fue hecha si es que fue hecha durante horario normal de trabajo, y si no fue hecha en horario normal de trabajo, en el día hábil siguiente a la fecha de la notificación, (ii) si hecha mediante medios electrónicos, en el día hábil siguiente al recibo de la confirmación enviada por correo certificado o registrado, y (iii) si solamente fue hecha mediante correo o paquetería comercial, en el día hábil siguiente a su recepción.

5.3.      El Cedente señala expresamente como domicilio para recibir el pago del Precio de Compra el señalado en el proemio del presente Contrato.

6.	DERECHO Y TRIBUNALES APLICABLES.

6.1.      El presente Contrato deberá ser interpretado y estará regulado por las disposiciones aplicables de la Ley Minera y su Reglamento, el Código de Comercio y el Código Civil del Estado de Sonora, México. Para el caso de interpretación, cumplimiento o ejecución del presente Contrato o interpretación de lo no expresamente estipulado en el mismo, las partes se someten a la competencia de los tribunales estatales y federales con cede y competencia en la Ciudad de Chihuahua, Estado de Chihuahua, renunciando a la jurisdicción de cualquier otro juzgado, tribunal o corte, de cualquier naturaleza, a la que pudieran tener derecho en virtud de sus domicilios actuales o futuros, o en virtud de cualquier dispositivo legal que fuera o pudiera ser aplicable.

7.	GENERAL.

7.1.      Las partes deberán actuar de Buena fe y cooperación mutua en todos los asuntos relacionados con el presente Contrato, en el entendido de que:

(a)	dicha relación no deberá imponer a ninguna de ellas ninguna obligación o responsabilidad distintas a las pactadas en el presente Contrato,

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(b)	el presente Contrato no deberá constituir o crear una asociación entre las partes o crear ninguna obligación mancomunada o individual y mancomunada entre ellas,
(c)
ninguna de las partes deberá tener autoridad para actuar, o asumir ninguna obligación o responsabilidad, en nombre de la otra parte, con excepción de lo expresamente estipulado en el presente Contrato.

7.2.      El presente Contrato contiene el acuerdo total de las partes respecto a su objeto, por lo que el mismo cancela y deja sin efecto cualquier otro acuerdo, convenio o carta de intención, ya sea verbal o escrito, que hayan celebrado las partes con respecto a dicho objeto.

7.3.      El presente Contrato no podrá ser modificado al menos que dichas modificaciones sean hechas por escrito firmado por ambas partes.

7.4.      Las partes deberán realizar o promover la realización oportuna de todo acto o firmar todo documento que razonablemente sea requerido o recomendable para ejecutar la voluntad de las partes contenidas en el presente Contrato, incluyendo, sin limitar, la inscripción de la Cesionaria en el Registro Público de Minería de la Dirección General de Minas como 100% titular de la Concesión Minera, una vez cancelada la reserva de dominio pactada en la cláusula 3.1. anterior.

7.5.      El presente Contrato beneficia y obliga a las partes, así como a sus respectivos causahabientes y cesionarios autorizados.

7.6.      Idiomas / Asesoría Independiente. El presente Contrato es aprobado por las partes en los idiomas español e inglés. Las partes acuerdan que en caso de discrepancia entre las dos versiones, la versión en español prevalecerá. Las partes reconocen haber obtenido suficiente asesoría legal independiente y haber leído y entendido (a través de sus respectivos intérpretes y asesores legales) los efectos legales y validez del presente Contrato en las versiones español e inglés. La versión en inglés se adjunta al presente instrumento en Anexo A.

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EN CONTANCIA DE LO ANTERIOR, las partes firman de conformidad el presente Contrato en el lugar y fecha arriba indicados.

EL “CEDENTE”

Sr. Javier Orpinel Guerra
SR. JAVIER ORPINEL GUERRA
POR SUS PROPIO DERECHOS

LA “CESIONARIA”

MINERA MONTERDE, S. DE R. L. DE C.V.

Gordon Cummings
GORDON CUMMINGS
GERENTE GENERAL

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ANEXO A
VERSION EN INGLES DE ASSIGNMENT OF MINING CONCESSION RIGHTS
AND OBLIGATIONS AGREEMENT

THIS ASSIGNMENT OF MINING CONCESSION RIGHTS AND OBLIGATIONS AGREEMENT (the “Agreement) is entered into at the City of Chihuahua, State of Chihuahua on this 17th the day of November 2009 among and between:

JAVIER ORPINEL GUERRA, acting in his own rights, a citizen of Mexico, single. born on February 25, 1931 in Guachochi, Chihuahua having a domicile at Estrada de Bocanegra No. 1100 – 2 Col. San Felipe, Chihuahua, Chih. CP 31240 (RFC: OIGJ310225) (hereinafter referred to as the "Assignor")

OF THE FIRST PART

AND:

MINERA MONTERDE, S. DE R.L. DE C.V. a company duly incorporated and validly existing pursuant to the laws of the United Mexican States, having its domicile for legal notices at Calle La Salle No. 3230, Fraccionamiento Lomas La Salle Chihuahua, Chih. CP 31214, herein represented by GORDON CUMMINGS acting in his capacity as legal representative holding general powers of attorney for legal representation and collections, acts of administration and domain (hereinafter referred to as the "Assignee")

OF THE SECOND PART

This Agreement is executed by the parties hereto to set forth the terms and conditions whereby the Assignor hereby assigns and transfers to the Assignee, and the Assignee acquires, 100% title to the Mining Concession, subject to the terms and conditions hereof (as defined here-below).

I.	WARRANTIES OF THE ASSIGNOR

The Assignor warrants and represents as follows:

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(a)
The Assignor is the registered legal and beneficial owner of 100% title to the “San Francisco” mining concession title no. 216013 (land area: 30 hectares) situated in the Municipality of Guazapares, Chihuahua (collectively, the “Mining Concession”).

(b)	The Assignor possesses the legal capacity for the execution and performance of this Agreement and to comply with each and all of its obligations hereunder.
(c)
The execution and performance of this Agreement by the Assignor will not conflict with or result in any breach of any covenants or agreements to which it is a party or by which it is bound or to which it may be subject.

(d)
The Assignor hereby acknowledges the legal existence of the Assignee and the authority of its representative hereunder; such authority is sufficient under applicable law for the execution of this Agreement in the name and on behalf of the Assignee.

(e)	The Mining Concession is, as of the date hereof: (a) validly subsisting, (b) in full compliance with all obligations set out in s. 27 of the Mining Act , and (c) free and clear of any:
(1) encumbrance, charge, controversy or third party right or interest,
(2) ownership affectation or limitation whatsoever,
(3) judicial or arbitration proceedings or any other proceedings which may give grounds to the cancelation or annulment of the rights attached thereto,

(4) exploration, exploitation, option, promise to contract, unlimited partnership or joint venture agreement, and any other agreement or juridical act which may impede, affect or impair the execution hereof or the performance of the obligations hereunder, whether such agreement or act has been registered at the Mines Recorders´ Office of the Federal Bureau of Mines.

(f)
The Assignor hereby warrants and represents for all legal effects that pursuant to last paragraph of article 69 of the Mining Act Regulations assessment reports for explorationor exploitation works on the Mining Concession are deemed to having been presented as the Assignor is not and has not been a registered owner of mining concessions having more than 1,000 hectares in the aggregate.

(g)
The Assignor warrants and represents that the Mining Concession is subject to no environmental liability or contingency whatsoever; that on the date hereof no administrative or judicial proceedings, assessment or judgment from any authority of any kind is pending or threatened in respect to any violation to laws applicable to the protection of the environment or hygiene and safety at the minesite.

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II.	WARRANTIES AND REPRESENTATIONS OF THE ASSIGNEE

The Assignee warrants and represents as follows:

(a)	The Assignee has been duly incorporated and validly exists as a limited liability partnership in good standing under the laws of the United Mexican States.
(b)
The Assignee possesses the legal capacity under Mexican law to acquire, hold and deal as a proprietor mining concessions located within the territory of Mexico in accordance with article 11 of the Mining Act.

(c)
The execution and performance of this Agreement by the Assignee will not conflict with or result in any breach of any covenants or agreements to which it is a party or by which it is bound or to which it may be subject. .

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual warranties and representations herein contained, the parties agree as follows:

1.	ASSIGNMENT.

1.1.      The Assignor hereby assigns and transfers to the Assignee, and the Assignee acquires as owner, 100% title to the Mining Concession (title no. 216013), with all annexations attached thereto, free and clear of any encumbrance, charge, controversy or third party right or interest, and with no reservation of any right or action whatsoever, with the exception of the reservation of legal ownership set out in s. 3.1. hereof.

2.	PRICE

2.1.     The price agreed upon for the transfer and Assignment of 100% title to the Mining Concession is US $75,000.00 plus Value Added Tax (“IVA”) (the “Purchase Price”) to be paid as follows:

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(1)
US $15,000.00 plus IVA on the date of signing and notarial ratification of this Agreement. This instrument constitute an acknowledgement of receipt of that amount by the Assignor most perfect under the law;

(2)	US $60,000.00 plus IVA by March 31, 2010.

3.	RESERVATION OF LEGAL OWNERSHIP

3.1.      The Assignor hereby reserves the legal ownership of the Mining Concession until such time as full payment of the Purchase Price is made by the Assignee. The Assignee shall acquire 100% title to the Mining Concession, free and clear of any charge or reservation of rights whatsoever, upon full payment of the Purchase Price. On payment of the Purchase Price the Assignor shall grant a full release in favor of the Assignee of the reservation of legal ownership to the Mining Concession. Notwithstanding the foregoing, receipt of the Purchase Price by the Assignor shall constitute the automatic release of the reservation of legal ownership as herein set forth.

4.	DEFAULT.

4.1.      If at any time during the term this Agreement is in full force and effect any of the parties (the “Defaulting Party”) fails to perform any of its obligations required to be performed hereunder or is in breach of a warranty given herein, the other party may terminate this Agreement but only if

(a)	it has first given to the Defaulting Party a notice of default containing particulars of the obligation which it has not performed, or the warranty breached, and
(b)	the Defaulting Party has not, within thirty days following delivery of such notice of default, cured such default or commenced proceedings to cure such default by appropriate payment or performance.

5.	NOTICES.

5.1.      Any notice or notification given or required to be given between the parties as a result of the application of this Agreement shall be given in writing and shall be addressed to the latest domiciles set out by the parties under this Agreement, which domiciles are, until further notice is given, the domiciles described in page 1 of this Agreement. The parties may, at any time, change their above-referenced domiciles by ten days written notice to the other party.

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5.2.      All Notices shall be given (i) by personal delivery, or (ii) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (iii) by registered or certified mail return receipt requested or by commercial courier. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (ii) if by electronic communication, on the next business day following actual receipt of the mailed confirmation, and (iii) if solely by mail or by commercial carrier, on the next business day after actual receipt. A Party may change its address by Notice to the other Party.

5.3.      The Assignor hereby designates the address set forth at the preamble of this Agreement as the designated address for receipt of payment of the Purchase Price.

6.	APPLICABLE LAW AND TRIBUNALS.

6.1.      This Agreement shall be construed and regulated by the provisions of the Mining Act of Mexico and the Regulations, the Code of Commerce, the Federal Civil Code and the Civil Code of the State of Sonora, Mexico. The parties hereto attorn to the jurisdiction of the state and federal tribunals of the City of Chihuahua, State of Chihuahua, which shall have the authority to resolve any dispute, suit or claim arising under, or the interpretation or construction of, this Agreement. The parties hereby renounce to the jurisdiction of any other tribunal or court to whose jurisdiction they might have a right to, by virtue of their current or future domiciles or by provision of any law currently or in the future in force and effect.

7.	GENERAL.

7.1.      The parties hereto shall act towards each other in good faith and cooperation in all matters connected here-with, provided that:

(a)	such relationship shall not impose upon either of them any duties or liabilities whatsoever except in accordance with this Agreement;
(b)	this Agreement shall not be deemed to constitute or create a partnership between the parties or to create any joint and several liability between them;
(c)	neither party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other party, except as provided herein.

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7.2.      This Agreement contains the total agreement of the parties with regards to the subject matter hereof; therefore it cancels and sets aside any other agreement or letter of intent, be it verbal or written, carried out by the parties with regards to such subject matter.

7.3.      This Agreement may not be amended except in writing executed by each of the parties hereto.

7.4.      The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instalments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement, including, without limitation, the registration at the Mines Recorders´ Office of the Assignee as 100% owner of the Mining Concession, on cancelation of the reservation of legal ownership set out in s. 3.1. hereof.

7.5.       This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

7.6.       Languages / Independent Counsel. This Agreement is approved in both the English and Spanish languages. The parties agree that in the event of discrepancy between the two versions, the Spanish version shall prevail. The parties acknowledge to having obtained sufficient independent legal advice and to having read and understood (through their respective appointed interpreters and legal counsel) the legal effects and validity of this Agreement in both the Spanish and English versions. The English version is attached as Schedule A hereto and made part hereof.

In witness whereof, the parties hereto after having read and understood the legal effects and validity of the premises set forth above, have caused this Agreement to be executed on the date first above written.

THE “ASSIGNOR”

Sr. Javier Orpinael Guerra
SR. JAVIER ORPINEL GUERRA
IN HIS OWN RIGHTS

THE “ASSIGNEE”

MINERA MONTERDE, S. DE R. L. DE C.V.

Gordon Cummings
GORDON CUMMINGS
GENERAL MANAGER

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